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                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, DC 20549

                                  SCHEDULE 13G

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                          (AMENDMENT NO.      12    )*
                                         -----------


                           Winland Electronics, Inc.
--------------------------------------------------------------------------------
                              (Name of Issuer)


                          Common Stock $.01 par value
--------------------------------------------------------------------------------
                       (Title of Class of Securities)


                                  974241 10 1
--------------------------------------------------------------------------------
                                 (CUSIP Number)


                               December 31, 2003
--------------------------------------------------------------------------------
            (Date of Event Which Requires Filing of this Statement)

         Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

                  [ ]    Rule 13d-1(b)

                  [ ]    Rule 13d-1(c)

                  [X]    Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


PERSONS WHO RESPOND TO THE COLLECTION OF INFORMATION CONTAINED IN THIS FORM ARE NOT REQUIRED TO RESPOND UNLESS THE FORM DISPLAYS A CURRENTLY VALID OMB CONTROL NUMBER.

SEC 1745 (12-02)


                                Page 1 of 4 Pages
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                                                               Page 2 of 4 Pages

CUSIP NO. 974241 10 1
--------------------------------------------------------------------------------
  1.    Names of Reporting Persons.
        I.R.S. Identification Nos. of above persons (entities only).

        LORIN E. KRUEGER
--------------------------------------------------------------------------------
  2.    Check the Appropriate Box if a Member of a Group (See Instructions)
        (a) [ ]
               -----------------------------------------------------------------
        (b) [ ]
               -----------------------------------------------------------------
--------------------------------------------------------------------------------
  3.    SEC Use Only


--------------------------------------------------------------------------------
  4.    Citizenship or Place of Organization

        U. S. A.
--------------------------------------------------------------------------------
                           5.      Sole Voting Power
     Number of
                                   276,013 (includes 33,000 shares obtainable
      Shares                       upon exercise of currently exercisable
                                   options)
   Beneficially            -----------------------------------------------------
                           6.      Shared Voting Power
     Owned by
                                   880
       Each                -----------------------------------------------------
                           7.      Sole Dispositive Power
     Reporting
                                   276,013 (includes 33,000 shares obtainable
   Person With                     upon exercise of currently exercisable
                                   options)
                           -----------------------------------------------------
                           8.      Shared Dispositive Power

                                   880
--------------------------------------------------------------------------------
  9.    Aggregate Amount Beneficially Owned by Each Reporting Person

        276,893 (includes 33,000 shares obtainable upon exercise of currently exercisable options)
--------------------------------------------------------------------------------
 10.    Check if the Aggregate Amount in Row (9) Excludes Certain Shares
        (See Instructions)


--------------------------------------------------------------------------------
 11.    Percent of Class Represented by Amount in Row (9)

        8.2%
--------------------------------------------------------------------------------
 12.    Type of Reporting Person (See Instructions)

        IN
--------------------------------------------------------------------------------

Answer every item. If an item is inapplicable or the answer is in the negative, so state.

ITEM 1(a)         NAME OF ISSUER:

                  Winland Electronics, Inc.

ITEM 1(b)         ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

                  1950 Excel Drive
                  Mankato, MN 56001

ITEM 2(a)         NAME OF PERSON FILING:

                  See Cover Page Item 1

ITEM 2(b)         ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:

                  1950 Excel Drive
                  Mankato, MN 56001

ITEM 2(c)         CITIZENSHIP:

                  See Cover Page Item 4

ITEM 2(d)         TITLE OF CLASS OF SECURITIES:

                  Common Stock, $.01 par value

ITEM 2(e)         CUSIP NO.:

                  See Cover Page

ITEM 3            IF THIS STATEMENT IS FILED PURSUANT TO RULE 13D-1(b),
                  OR 13D-2(b) OR (c), CHECK WHETHER THE PERSON FILING IS A:

                  (a) [ ] Broker or dealer registered under Section 15 of the Exchange Act.
                  (b) [ ]  Bank as defined in Section 3(a)(6) of the Exchange
                           Act.
                  (c) [ ] Insurance company as defined in Section 3(a)(19) of the Exchange Act.
                  (d) [ ] Investment company registered under Section 8 of the Investment Company Act.
                  (e) [ ] An investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E).
                  (f) [ ] An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F).
                  (g) [ ] A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G).
                  (h) [ ] A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act.
                  (i) [ ]  A church plan that is excluded from the
                           definition of an investment company under
                           Section 3(c)(14) of the Investment Company
                           Act.



                               Page 3 of 4 Pages

                  (j) [ ]  Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

ITEM 4            OWNERSHIP

                  See Cover Page Items 5 through 11

ITEM 5            OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS:

                  If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ ].

ITEM 6            OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER
                  PERSON:

                  Not applicable

ITEM 7 IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY:

                  Not applicable

ITEM 8            IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP:

                  Not applicable

ITEM 9            NOTICE OF DISSOLUTION OF GROUP:

                  Not applicable

ITEM 10           CERTIFICATIONS:

                  Not applicable

                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct as of December 31, 2003.


                                                 January 29, 2004
                                        ---------------------------------------
                                                    (Date)

                                                 /s/ Lorin E. Krueger
                                        ---------------------------------------
                                                    (Signature)

                                                 Lorin E. Krueger
                                        ---------------------------------------
                                                    (Name and title)




                               Page 4 of 4 Pages